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                         DR. ZVI BARAK AND SARAH BARAK
                                I IashHafim 46
                            Raanana, Israel, 43724

                                 7 August 1997




Fidelity Holdings, Inc.
80-02 Kew Gardens Rd., Suite 5000
Kew Gardens, NY 11415

Attention: Mr. Doron Cohen



Dear Mr. Cohen:

SUBJECT: BARAK AGREEMENT WITH FIDELITY HOLDINGS, INC.

Pursuant to the Master Agreement made as of the 18th day of April 1996, (the "Master Agreement") a payment of $100,000.00 U.S. was to be paid to us on or before August 8th, 1996. It is acknowledged that Fidelity Holdings, Inc. (Fidelity) did not make this payment as required.

This will confirm that, subject to the provisions of this letter, we have agreed to defer and amend the required payment provision pertaining to this one payment of $100,000.00 U.S. which was due on or before August 8th, 1996, as follows:

1. The principal amount is reduced to $85,000.00 following Barak payment to Fidelity of $15,000.00 as cost share of patent infringement.

2. We have agreed to permit Fidelity to pay this sum of $85,000.00 in 12 monthly installments of principal and interest at the rate of 6% per annum, in an agreed aggregate monthly amount of $7,315.65, the first payment having been made July 9th, 1997, with 11 subsequent payments payable on the first day of each month from and including August 1st, 1997 to and including June 1st, 1998, each in the amount of $7,315.65 on account of principal and agreed interest.

The foregoing amendments do not in any way change or amend any of the other provisions of the Master Agreement or any document executed between the parties in connection with the closing of the transaction contemplated by the Master Agreement. It is further expressly stipulated that if there is any default at any time on the part of Fidelity in connection with the payment



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terms set out in this letter or in connection with any other provisions of the
Master Agreement or any of the other documents entered into between us in connection with the transaction contemplated by the Master Agreement, we reserve the right to cancel the repayment terms (including the reduction of the principal amount) agreed to in this letter and to rely upon the obligations of Fidelity to have made the payment of $100,000.00 U.S. on August 8th, 1996, and to consider the non-payment of same as a further act of default under the Master Agreement.

If you are in agreement with the terms set out in this letter, please sign and return a duplicate copy of this letter.

Yours very truly,

/s/ Zvi Barak
Dr. Zvi Barak

/s/ Sarah Barak
Sarah Barak

We hereby agree with the terms set out in this letter.

/s/ Doron Cohen
President
Fidelity Holdings, Inc.



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